Exhibit 99.1

American Financial Group Chief Financial Officer to Retire

Cincinnati, Ohio - November 29, 2004 - American Financial Group, Inc. (NYSE/ NASDAQ: AFG) announced today that its chief financial officer, Senior Vice President and Treasurer Fred J. Runk, plans to retire in March 2005. Mr. Runk, 62, has been with AFG and its predecessor for more than thirty years and has been chief financial officer for more than twenty-five years.

Carl H. Lindner, Chairman and Chief Executive Officer, said, "Fred has served the Company faithfully and tirelessly since 1971, and he has been a major contributor to our financial success. I have personally enjoyed working with Fred through the years, and I know that everyone at AFG joins me in wishing him well."

Mr. Runk commented, "I have been fortunate to work with Carl, a person that I respect immensely, along with many talented people at American Financial. Few have enjoyed their careers as much as I have. Although it has been great to be part of such an extraordinary organization, after so many years I do look forward to spending more time with my family and on personal projects."

Keith A. Jensen, an AFG Senior Vice President, will become the chief financial officer when Mr. Runk steps down. Mr. Jensen also currently serves as Executive Vice President and Chief Financial Officer of Great American Insurance Company, AFG's principal operating subsidiary. He is primarily responsible for acquisitions, dispositions and corporate development, as well as the finance and certain operating functions in the Company's property and casualty operations. Mr. Jensen, 53, has been with AFG and its subsidiaries since 1997 in various executive capacities. He was a partner with Deloitte & Touche LLP for over eleven years prior to joining AFG.

Through the operations of the Great American Insurance Group, AFG is engaged primarily in property and casualty insurance, focusing on specialized commercial products for businesses, and in the sale of retirement annuities, supplemental insurance and life products.
Contact:	Anne N. Watson	Web Sites:	www.afginc.com
	Vice President-Investor Relations		www.GreatAmericanInsurance.com
(513) 579-6652